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                                  Exhibit 99.1


                          ASPEN EXPLORATION CORPORATION
                          2050 S. Oneida St., Ste. 208
                              Denver, CO 80224-2426
                            Telephone: (303) 639-9860
                               Fax: (303) 639-9863
                            Email: aecorp2@qwest.net
                       Web Site: www.aspenexploration.com

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                                  NEWS RELEASE
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          ASPEN ANNOUNCES DRILLING RESULTS & IMPROVED FINANCIAL RESULTS

FOR IMMEDIATE RELEASE:

DENVER, COLORADO, May 12, 2004. Aspen Exploration Corporation (OTCBB: ASPN), with offices in Bakersfield, California, and Denver, Colorado, has announced results from the first two wells drilled in the 2004 drilling season. Aspen anticipates drilling 7 additional wells in the Sacramento Valley gas province of northern California this year.

The first well, the Ettl #1-10, located in the Grimes Gas Field, Sutter County, California, was drilled to a depth of 7,700 feet. Production casing was run based on promising mud log and electric log responses. A Forbes sand interval was perforated and tested at approximately 1,000 MCFPD. The shut-in tubing and casing pressures were 2,600 psig. Gas sales should commence in approximately 30 days. This is the first well drilled on a recently acquired farmout package consisting of 6 quality drilling prospects which are leased and defined by 3-D seismic data and well control. The Grimes Gas Field has produced approximately 650 BCF (billion cubic feet) of gas and is currently producing 11,000 MCFPD. These prospects will be drilled during the 2004 - 2005 drilling seasons (4 wells in 2004 and 2 wells in 2005). Aspen has a 28.75% operated working interest in these wells.

The second well drilled was the Emigh #35-6, located in the Denverton Creek Field, Solano County, California, and was drilled to a depth of 11,200 feet. Production casing was run based on encouraging mud log and electric log responses. The well will be perforated in May 2004 to determine if commercial production can be established. Aspen has a 5.25% operated working interest in this well.

Aspen has now drilled 13 gas wells out of 16 attempts in this field and has already produced approximately 10 BCF of gas. Aspen is the operator of all the wells in this field and has working interests ranging from 5% to 32% (with 25% working interest being the most common).

The next wells to be drilled this year (probably commencing in June) will be in the West Grimes Field, Colusa County, California, located approximately 100 miles northeast of Sacramento. Aspen and partners have recently completed the shooting of a 10.5 square mile 3-D seismic program located over their 5,000 plus leased acres in this field and have identified 10 to 15 excellent drilling prospects. The wells in this field produce from multiple Forbes intervals ranging in depth from 6,000 feet to 8,500 feet and have produced over 78 BCF of gas to date. Numerous wells in this immediate area have produced at very prolific flow rates (4,000 MCFPD), have yielded excellent per well reserves (3 to 4 BCF per well), and have long productive well lives. Several of the 10


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producing wells that Aspen acquired in this field last year (see prior news releases) have been producing for 40 years and are still flowing over 600 MCFPD. Aspen believes that several of these wells may have additional gas potential in behind-pipe zones, which have not yet been perforated. Aspen has a 21% operated working interest in this field.

During the last 3 1/2 years, Aspen participated in the drilling of 17 operated wells, 14 of which were completed as gas wells and 3 dry holes which were plugged and abandoned, a success rate of 82%. Aspen currently operates 40 gas wells and has non-operated interests in 16 additional wells in the Sacramento Valley of northern California.

Aspen has announced increased revenues and production related to oil and gas operations in California for the nine month period ending March 31, 2004. On revenues of $1,262,000 and a net profit of $220,000, Aspen reported earnings of $0.04 per share based on 5.9 million shares outstanding. This compares with sales of $881,000 and earnings of $0.00 per share for the nine month period ending March 31, 2003. Gas production and gross revenues increased 20% and 43% for this nine month period compared to the same time period last year. Because of gas discoveries and acquisitions made during the previous twelve months and favorable gas prices, which averaged $4.88 per MMBTU during the nine month period ended March 31, 2004, and are currently in excess of $5.75 per MMBTU, Aspen expects positive earnings for the current fiscal year.

Aspen's increased cash flow coupled with the present inventory of prime drilling acreage provide a sound basis for Aspen's continued growth as a profitable and successful energy producer. Future news releases will keep shareholders informed of Aspen's continuing progress and drilling activity.

Aspen's stock is quoted on the OTC Bulletin Board under the symbol ASPN. For more information concerning Aspen, contact Bob Cohan, President and CEO, in Aspen's Bakersfield office at (661) 831-4669. Aspen's web page can be found at www.aspenexploration.com.


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                                   DISCLAIMER

This news release contains information that is "forward-looking" in that it describes events and conditions which Aspen Exploration Corporation ("Aspen") reasonably expects to occur in the future. Expectations for the future performance of the business of Aspen are dependent upon a number of factors, and there can be no assurance that Aspen will achieve the results as contemplated herein and there can be no assurance that Aspen will be able to conduct its operations or production from its properties will continue as contemplated herein. Certain statements contained in this report using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks which are beyond Aspen's ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to: the possibility that the described operations (including any proposed exploration or development drilling) will not be completed on economic terms, if at all, or the estimates of reserves may not be accurate. The exploration for, and development and production of, oil and gas are enterprises attendant with high risk, including the risk of fluctuating prices for oil and natural gas, imports of petroleum products from other countries, the risks of not encountering adequate resources despite expending large sums of money, and the risk that test results and reserve estimates may not be accurate, notwithstanding appropriate precautions. Many of these risks are described herein and in Aspen's annual report on Form 10-KSB, and it is important that each person reviewing this report understand the significant risks attendant to the operations of Aspen. Aspen disclaims any obligation to update any forward-looking statement made herein.